Exhibit 99.6

FIFTH AMENDMENT
TO THE
CAESARS ENTERTAINMENT
401(k) SAVINGS PLAN

WHEREAS, The Restated Caesars Entertainment 401(k) Savings Plan (the “Plan”) was adopted on March 22, 2001;

WHEREAS, under Section XIII of the Plan, Caesars Entertainment, Inc. (the “Company”) reserved the right to amend the provisions of the Plan;

WHEREAS, the First Amendment to the Plan was adopted on November 21, 2001;

WHEREAS, the Second Amendment to the Plan was adopted on December 31,            ;

WHEREAS, the Third Amendment to the Plan was adopted on December 30,            ;

WHEREAS, the Fourth Amendment to the Plan was adopted on December 30, 2004;

WHEREAS, the Company and Harrah’s Entertainment, Inc. have entered into an Agreement and Plan of Merger dated as of July 14, 2004, pursuant to which Harrah’s is acquiring the Company (“the Acquisition”);

WHEREAS, in connection with the Acquisition, the Company has decided to sell (a) GNOC Corporation (“GNOC”) to RIH Acquisitions NJ, LLC (“RIH”) and (b) Caesars Tahoe, a division of Desert Palace, Inc (“Caesars Tahoe”) to Wimar Tahoe Corporation (collectively, the “Hotels”);

WHEREAS, as a result of the sale of the GNOC to RIH (a) GNOC ceased to be a participating employer in the Plan and (b) RIH became the employer of certain individuals who were employed by GNOC on April 18, 2005 and, in connection therewith, RIH established the Resorts Hotels and Casinos 401(k) Plan (“the Resorts Plan”);

WHEREAS, the employee benefit provisions of the September 27, 2004 Asset Purchase Agreement by and among Showboat Marina Casino Partnership, Tunica Partners II L.P., GNOC, Bally’s Olympia Limited Partnership, and Resorts International Holdings, LLC, provide for the transfer from the Plan to the Resorts Plan of the assets and liabilities of certain former GNOC employees who became participants in the Resorts Plan;

WHEREAS, in view of the sale of the Hotels, on March 22, 2005 the Compensation Committee of the Board of Directors of the Company decided that it would be desirable to amend the Plan to provide for full vesting of the accounts of all participants in the Plan who (a) are employed at GNOC on the closing date of the sale or (b) are employed at Caesars Tahoe on the closing date of the sale (collectively, the “Affected Caesars 401(k) Participants”); and

WHEREAS, it is necessary to amend the Plan to provide for (a) the cessation of the Hotels as participating employers under the Plan, (b) the transfer of assets and liabilities from the Plan to the Resorts Plan with respect to certain former GNOC employees who became participants in the Resorts Plan, (c) special rules for former GNOC employees who were employed by GNOC on April 18, 2005 and by RIH on April 19, 2005, (d) full vesting of the accounts of Affected Caesars 401(k) Participants, (e) changes in the mandatory distribution rules under the Plan and (f) procedural changes in connection with the transfer of a participant’s Plan account balance to a plan sponsored by an Affiliate.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.                                       Section 7.3(b) is amended to read as follows:

“(b)                           The Participant’s Vested Account Balance to which he shall be entitled under paragraph (a) of this Section shall be distributed as follows:

(i)                                     If the value of the Participant’s Vested Account Balance under paragraph (a) of this Section does not exceed $1,000, such Participant shall receive a distribution of such Vested Account Balance in a lump sum cash payment as soon as practicable following his Termination of Employment.

(ii)                                  If the value of the Participant’s Vested Account Balance under paragraph (a) of this Section exceeds $1,000, such Participant shall receive a distribution of such Vested Account Balance in a lump sum cash payment as soon as practicable following his Termination of Employment, provided that the Participant elects to receive such immediate distribution of his Vested Account Balance by filing an election with the Committee.

(iii)                               If the value of the Participant’s Vested Account Balance under paragraph (a) of this Section exceeds $1,000 and if such Participant does not elect to receive an immediate distribution of such Vested Account Balance in a lump sum cash payment, such Participant (hereinafter referred to as a “Terminated Vested Participant”) shall receive a distribution of his Vested Account Balance in accordance with paragraph (c) of this Section.”

2.                                       Section 14.1 is amended to read as follows:

“14.1                     Transfers to Plans Maintained by Affiliates.  If a Participant becomes employed by an Affiliate and becomes eligible to participate in a qualified defined contribution plan maintained by such Affiliate, the Participant’s Account Balance (including any amounts in such Account Balance attributable to an outstanding loan made to such Participant) shall be transferred into the qualified defined contribution plan of such Affiliate, unless otherwise requested by such Participant; provided, however, that:

(a)                                  the terms of the defined contribution plan of such Affiliate must permit such plan to receive a direct transfer of the Participant’s Account Balance, and

(b)                                 no transfers shall be made under this Section 14.1 until the Participant is fully vested in his Matching Contribution Account.”

3.                                       The following new Article XXIV is added to the Plan immediately following Article XXIII to read:

“ARTICLE XXIV

Special Provisions Pertaining to
Employees of GNOC Corporation Transferring to
RIH Acquisitions NJ, LLC

General

Effective as of and from midnight on April 18, 2005, GNOC Corporation (“GNOC”) shall cease being a participating Employer under the Plan.  Notwithstanding anything else in the Plan to the contrary, the special provisions of this Article XXIV shall apply to certain Participants described in this Article who were employed by GNOC on April 18, 2005 (“GNOC Participants”).

Vested Interest of GNOC Participants

A GNOC Participant shall be fully vested in his Account Balance.

Contributions on Behalf of GNOC Participants

GNOC shall make any Matching Contribution to the Matching Contribution Account of a GNOC Participant that is required under the Plan and related to such Participant’s Salary Deferral Contributions made with respect to Compensation earned up to and including April 18, 2005.

Account Balances of GNOC Participants

As soon as practicable following the cessation of GNOC as a participating Employer under the Plan, the entire Account Balance (including any outstanding loans) of each GNOC Participant described below shall be transferred to the Resorts Hotels and Casinos 401(k) Plan (the “Resorts Plan”) for application under the terms of the Resorts Plan, and all liabilities relating to such Account Balances shall be assumed by the Resorts Plan on June 3, 2005.  This Section 24.4 shall apply only to GNOC Participants who are employed by RIH on April 19, 2005, who remain employed by RIH through May 31, 2005, and on May 31, 2005 are not employed by any other participating employer in the Plan.  All other GNOC Participants shall receive a distribution of their Account Balances in accordance with the provisions of Article VII of the Plan.

Special Loan Rules Applicable to Certain GNOC Participants

(a)                                  If a GNOC Participant with an outstanding loan under the Plan becomes employed by RIH on April 19, 2005, the provisions of Section 9.5(b) of the Plan shall not apply to an outstanding loan of a GNOC Participant and such

GNOC Participant may continue to repay principal and interest on any such outstanding loan by payroll deduction or in any other manner agreed to pursuant to Section 9.7; provided, however, that if any such GNOC Participant subsequently terminates employment with RIH prior to June 1, 2005 and has an outstanding loan under the Plan at the time of such termination of employment, such Participant’s loan shall become subject to the provisions of Section 9.5(b).

(b)                                 Until the date or dates specified in any notice of any “Blackout Period” (as defined under Section 101(i)(7) of ERISA) that occurred in connection with the transfer of assets from the Plan to the Resorts Plan, a GNOC Participant who is employed by RIH on April 19, 2005 and remains employed through May 31, 2005 may apply for a loan pursuant to Article IX of the Plan.”

4.                                       The following new Article XXV is added to the Plan immediately following Article XXIV to read:

“ARTICLE XXV

Special Provisions Pertaining to Employees of
Caesars Tahoe

General

Effective as of and from midnight on June 10, 2005, Caesars Tahoe, a division of Desert Palace, Inc, LLC (“Caesars Tahoe”) shall cease being a participating Employer under the Plan.  Notwithstanding anything else in the Plan to the contrary, the special provisions of this Article XXV shall apply to certain Participants described in this Article who were employed by Caesars Tahoe on June 10, 2005 (“Caesars Tahoe Participants”).

IN WITNESS WHEREOF, Caesars Entertainment, Inc. has executed this Fifth Amendment to the Plan on this 10th day of June, 2005.

ATTEST:	CAESARS ENTERTAINMENT, INC.

/s/ Carleeta Howard	By:	/s/ Bernard E. DeLury, Jr.
Bernard E. DeLury, Jr.
Executive Vice President,
	Title:	General Counsel and Secretary